As filed with the Securities and Exchange Commission on May 25, 2005

Registration No. 333-_______

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

UNITED STATES STEEL CORPORATION

(Exact name of Registrant as Specified in Its Charter)

DELAWARE (State or Other Jurisdiction of Incorporation or Organization)	25-1897152 (I.R.S. Employer Identification Number)

600 GRANT STREET PITTSBURGH, PA (Address of Principal Executive Offices)	15219-2800 (Zip Code)

UNITED STATES STEEL CORPORATION
2005 Stock Incentive Plan
(Full Title of the Plan)

Dan D. Sandman
Vice Chairman and Chief Legal & Administrative Officer,
General Counsel and Secretary
United States Steel Corporation
600 Grant Street, Pittsburgh, PA 15219-2800
(Name and Address of Agent For Service)

(412) 433-1121
(Telephone Number, Including Area Code, of Agent For Service)

CALCULATION OF REGISTRATION FEE

		PROPOSED MAXIMUM	PROPOSED MAXIMUM	AMOUNT OF
TITLE OF SECURITIES	AMOUNT TO BE	OFFERING PRICE PER	AGGREGATE OFFERING	REGISTRATION
TO BE REGISTERED	REGISTERED	SECURITY (1)	PRICE (1)	FEE

United States Steel Corporation Common Stock, par value $1.00 per share	6,750,000	$40.275	$271,856,250	$31,998

(1) Estimated solely for purposes of calculating the registration fee pursuant to Rules 457(c) and (h) under the Securities Act of 1933, as amended (the “Securities Act”), on the basis of the average of the high and low sale prices for common stock of United States Steel Corporation (“Common Stock”) as reported on the New York Stock Exchange on May 20, 2005.

PART I

INFORMATION REQUIRED IN SECTION 10(A) PROSPECTUS

The information concerning the United States Steel Corporation 2005 Stock Incentive Plan (the “Plan”) required by Part 1 of Form S-8 will be sent or given to participants as specified by Rule 428. In accordance with the Note in Part I of Form S-8, such documents are not being filed with the Securities and Exchange Commission (the “Commission”). United States Steel Corporation shall maintain a file of such documents in accordance with the provisions of Rule 428 and, upon request, shall furnish the Commission or its staff a copy of any or all documents included in such file.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

The following documents have been filed by United States Steel Corporation, a Delaware corporation (“USS” or the “Corporation”), with the Commission (Commission File No. 1-16811) and are incorporated herein by reference:

SEC FILINGS	PERIOD(S)
USS’s Annual Report on Form 10-K	Year ended December 31, 2004

USS’s Quarterly Report on Form 10-Q	Quarter ended March 31, 2005

USS’s Current Report on Form 8-K	Filed on March 31, 2005

The description of USS’s common stock set forth in USS’s registration statement on Form 8-A/A pursuant to Section 12 of the Securities Exchange Act of 1934, including any amendment or report filed for the purpose of updating any such description
Filed on December 31, 2001.

All documents filed by USS with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this registration statement and prior to the filing of a post-effective amendment to this registration statement indicating that all securities offered hereby have been sold or that de-registers all securities then remaining unsold, shall be deemed to be incorporated in this registration statement by reference and to be a part hereof from the date of filing of such documents.

Any statement contained in this registration statement, in an amendment hereto, or in a document incorporated by reference herein, shall be deemed modified or superseded for purposes of this registration statement to the extent that a statement contained herein, in any subsequently filed supplement to this registration statement, or any document that is also incorporated by reference herein, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4. DESCRIPTION OF SECURITIES.

Not applicable.

Item 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.

Robert M. Stanton, Assistant General Counsel and Assistant Secretary of USS, who is passing on the validity of the common stock offered pursuant to the Plan, owns shares of United States Steel Corporation Common Stock.

Item 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Section 145 of the Delaware General Corporation Law, empowers the Corporation to indemnify directors and officers of the Corporation on terms that are broad enough to permit indemnification for most liabilities (including reimbursement of expenses) arising under the Securities Act.

Article Eleven of the Corporation’s Restated Certificate of Incorporation provides that no director shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty by such director as a director, except (i) for breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. (The Corporation’s Restated Certificate of Incorporation was filed as Exhibit 3.1 to its Quarterly Report on Form 10-Q for the quarter ended September 30, 2003.)

Article V of the By-Laws of the Corporation provides that the Corporation shall indemnify to the fullest extent permitted by law any person who is made or is threatened to be made a party or is involved in any action, suit, or proceeding whether civil, criminal, administrative or investigative by reason of the fact that he is or was a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as an officer, director, employee or agent of another corporation, partnership, joint venture, trust, enterprise, or nonprofit entity. (The Corporation’s By-Laws were filed as Exhibit 5 to its Form 8-A filed on February 6, 2003.)

The Corporation maintains policies of insurance that insure directors and officers of the Corporation against certain expenses in connection with the defense of actions, suits or proceedings, and certain liabilities which might be imposed as a result of such actions, suits or proceedings.

Item. 7. EXEMPTIONS FROM REGISTRATION CLAIMED.

Not applicable.

Item 8. EXHIBITS.

Refer to Exhibit Index following.

Item 9. UNDERTAKINGS.

           (a) The undersigned registrant hereby undertakes:

               (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

               (2) That, for determining liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

               (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

           (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

           (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

     THE REGISTRANT. Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pittsburgh, Commonwealth of Pennsylvania, on May 25, 2005.

UNITED STATES STEEL CORPORATION
By:	/s/ Gretchen R. Haggerty
Name: Gretchen R. Haggerty Title: Executive Vice President & Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities indicated on May 25, 2005.

NAME	TITLE

« Thomas J. Usher	Chairman of the Board (Director)

« John P. Surma, Jr.	President and Chief Executive Officer, and Director (Principal Executive Officer and Director)

/s/ Larry G. Schultz	Vice President & Controller (Principal Accounting Officer)
Larry G. Schultz

«	Director
J. Gary Cooper

«	Director
Robert J. Darnall

«	Director

John G. Drosdick

«	Director
Richard A. Gephardt

«	Director
Dr. Shirley Ann Jackson

«	Director
Charles R. Lee

«	Director
Frank J. Lucchino

«	Director
Dan D. Sandman

«	Director
Seth E. Schofield

«	Director
Douglas C. Yearley

« By: /s/ Gretchen R. Haggerty

Gretchen R. Haggerty, attorney-in fact

EXHIBIT INDEX

Exhibit
Number	Description
4(a)	The Fourth Article of USS’s Certificate of Incorporation, dated December 31, 2001, (filed as Exhibit 3(a) to USS’s Annual Report on Form 10-K for the year ended December 31, 2001 and incorporated herein by reference)

4(b)	Rights Agreement, dated as of December 31, 2001, by and between USS and Mellon Investor Services, LLC, as Rights Agent (filed as Exhibit 4 to the registration statement on Form 8-A/A, filed on December 31, 2001 and incorporated herein by reference)

5	Opinion of Robert M. Stanton regarding the validity of United States Steel Corporation common stock to be issued

23(a)	Consent of PricewaterhouseCoopers LLP

23(b)	Consent of Robert M. Stanton, contained in opinion of counsel filed as Exhibit 5

24	Powers of Attorney